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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Kirk         James               L.     |    NationsRent, Inc. ("NRI")                 |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |        title below)          below)  |
|                                            |    (Voluntary)          |                    |  Chairman of the Board and           |
|    450 East Las Olas Blvd., Suite 1400     |                         |     07/01          |    Chief Executive Officer           |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|    Fort Lauderdale, FL             33301   |                         |         --         |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) | Price  |                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D) |        |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |  or |        |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/2/01         |  J(1) |      |   62,000   |  D  | .3976  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/3/01         |  J(1) |      |   10,000   |  D  | .4420  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/5/01         |  J(1) |      |   15,000   |  D  | .4647  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/6/01         |  J(1) |      |   20,000   |  D  | .4255  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/9/01         |  J(1) |      |   12,000   |  D  | .4267  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/10/01        |  J(1) |      |    8,000   |  D  | .4163  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/11/01        |  J(1) |      |   10,000   |  D  | .4150  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/12/01        |  J(1) |      |   10,000   |  D  | .4450  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/13/01        |  J(1) |      |   10,000   |  D  | .4300  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/16/01        |  J(1) |      |   15,000   |  D  | .4280  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/17/01        |  J(1) |      |   15,000   |  D  | .4133  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/18/01        |  J(1) |      |   42,000   |  D  | .4071  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/19/01        |  J(1) |      |   18,000   |  D  | .4306  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/20/01        |  J(1) |      |   18,000   |  D  | .4228  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/23/01        |  J(1) |      |    8,000   |  D  | .4113  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/24/01        |  J(1) |      |    7,000   |  D  | .4000  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/25/01        |  J(1) |      |    4,000   |  D  | .4000  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/26/01        |  J(1) |      |    4,500   |  D  | .4178  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/27/01        |  J(1) |      |   12,000   |  D  | .4004  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/30/01        |  J(1) |      |    7,000   |  D  | .3800  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
| Common Stock        |    7/31/01        |  J(1) |      |   12,000   |  D  | .3858  |                    |             |          |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |      7,302,408     |     (I)     |   (2)    |
|---------------------|-------------------|-------|------|------------|--------------|--------------------|-------------|----------|
                                                                                                                           (over)
*If the Form is filed by more than one Reporting Person. See Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




                            (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  | (A)   |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|----------------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
| Options               |  $8.00/sh.   |   (3)    | --  | -- |  --   |   --   |   (3)  | 8/6/08 |Stock   |   250,000 |      --     |
|-----------------------|--------------|----------|-----|----|----------------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
| Options               |  $5.5625/sh. |   (4)    | --  | -- |  --   |   --   |   (4)  |6/29/09 |Stock   |   300,000 |      --     |
|-----------------------|--------------|----------|-----|----|----------------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
| Options               |  $4.625/sh.  |   (5)    | --  | -- |  --   |   --   |   (5)  |3/22/10 |Stock   |   350,000 |      --     |
|-----------------------|--------------|----------|-----|----|----------------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
| Options               |  $1.6875/sh. |   (6)    | --  | -- |  --   |   --   |   (6)  |11/29/10|Stock   |   350,000 |      --     |
|-----------------------|--------------|----------|-----|----|----------------|--------|--------|--------|-----------|-------------|
| Put Options           |              |          |     |    |       |        |        |        |Common  |           |             |
| (obligation to buy)   |  $1.8125/sh. | 7/25/01  |  E  | -- |  --   |   --   |   (7)  | 7/25/01|Stock   | 1,379,311 |      --     |
|-----------------------|--------------|----------|-----|----|----------------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
| Options               |  $0.45/sh.   |   (8)    |     |    |       |   --   |   (8)  | 5/1/11 |Stock   |  500,000  |      --     |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       250,000       |             (D)               |          N/A         |
|---------------------|-------------------------------|----------------------|
|       300,000       |             (D)               |          N/A         |
|---------------------|-------------------------------|----------------------|
|       350,000       |             (D)               |          N/A         |
|---------------------|-------------------------------|----------------------|
|       350,000       |             (D)               |          N/A         |
|---------------------|-------------------------------|----------------------|
|           -0-       |             (I)               |          (9)         |
|---------------------|-------------------------------|----------------------|
|       500,000       |             (D)               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
(1) The reporting person pledged certain shares of NationsRent Common Stock to a third party lending institution as collateral for a loan. Pursuant to the institution's account requirements, these shares have been sold by the institution, in its sole discretion without approval of the reporting person, with the proceeds being applied to reduce the outstanding balance of the loan.
(2) These shares of Common Stock are held by Kirk Holdings Limited Partnership, of which the sole general partner is Kirk Holdings, Inc. and the sole limited partner is the reporting person. The reporting person is the sole stockholder of Kirk Holdings, Inc.
(3) These options were granted on 8/6/98 and vest in four equal annual installments beginning on 8/6/99.
(4) These options were granted on 6/29/99 and vest in four equal annual installments beginning on 6/29/00.
(5) These options were granted on 3/22/00 and vest in four equal annual installments beginning on 3/22/01.
(6) These options were granted on 11/29/00 and vest in four equal annual installments beginning on 11/29/01.
(7) The put options were granted in connection with the sale of the 1,379,311 shares of Common Stock reported on Table I of this Form 4. No additional consideration was paid for the writing of the put.
(8) These options were granted on 5/1/01 and vest in four equal annual installments beginning on 5/1/02.
(9) These put options are held by Kirk Holdings Limited Partnership, of which the sole general partner is Kirk Holdings, Inc. and the sole limited partner is the reporting person. The reporting person is the sole stockholder of
    Kirk Holdings, Inc.

**  Intentional misstatements or omissions of facts constitute Federal Criminal        /s/ James L. Kirk                  8/10/01
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person**    Date
                                                                                           James L. Kirk
Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)